Exhibit 99.1

Majesco Entertainment Announces Above Market Registered Direct Offering

SOUTH PLAINFIELD, NJ – (Marketwired – April 14, 2016) – Majesco Entertainment Company (NASDAQ: COOL) (“Majesco”, or the “Company”), an innovative provider of downloadable games for the mass market, announced today that it accepted subscription agreements (the "Subscription Agreements") with certain accredited investors in a Registered Direct Offering (the “Offering”).  The net proceeds of the Offering, before expenses, is approximately $1.5 million.

Under the terms of the Subscription Agreements, the Company will issue shares of its common stock for a per share purchase price of $1.00. Additionally, the Company will issue and sell to each investor in the Offering a warrant to purchase 75% of the number of shares purchased by the investor in the offering.  The warrant is exercisable for a period of two years at an initial exercise price of $1.15 per share.

Chardan Capital Markets, LLC acted as the placement agent for this transaction.

The securities described above are being offered pursuant to a shelf registration statement (File No. 333-207564), which was declared effective by the United States Securities and Exchange Commission ("SEC") on December 7, 2015.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the prospectus supplement, together with the accompanying prospectus, can be obtained at the SEC’s website at http://www.sec.gov, from request at Chardan Capital Markets, LLC, at 17 State Street, Suite 1600, NY, NY 10004 or from Majesco Entertainment Company.

About Majesco Entertainment Company

Majesco Entertainment Company is an innovative developer, marketer, publisher and distributor of interactive entertainment for consumers around the world. Building on more than 25 years of operating history, Majesco develops and publishes a wide range of video games on digital networks through its Midnight City label. Majesco is headquartered in Plainfield, New Jersey, and its shares are traded on The Nasdaq Capital Market under the symbol: COOL. More info can be found online at majescoent.com or on Twitter at twitter.com/majesco.

Forward-Looking Statements

Certain statements contained in this release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward looking statements contained in this release are generally identified by words such as "believes," "may," "expects," "anticipates," "should'" and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company's beliefs and assumptions as of the date of this release. The Company's actual results could differ materially due to risk factors and other items described in more detail in the "Risk Factors" section of the Company's Annual Reports filed with the SEC (copies of which may be obtained at www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.